LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                          BEKAERT ECD SOLAR SYSTEMS LLC

                     (A Delaware Limited Liability Company)


        THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made and effective as of April 11, 2000 by and between UNITED SOLAR SYSTEMS CORP. ("United Solar"), a Delaware corporation, with its principal office at 1100 West Maple Road, Troy, Michigan 48084, and BEKAERT CORPORATION ("Bekaert"), a Delaware corporation, with its principal office at 3200 West Market Street, suite 303, Akron, Ohio 44333. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meaning given to them in the Foundation Agreement (defined below).

                             BACKGROUND INFORMATION

      A. United Solar, Energy Conversion Devices, Inc. ("ECD"), a Delaware corporation, and Bekaert entered into a certain Foundation Agreement dated March 17, 2000 (the "Foundation Agreement"), which contemplates the execution of this Agreement.

      B. United Solar and Bekaert desire to form a limited liability company in the State of Delaware, for the purpose of designing, manufacturing, marketing and selling PV Products and PV Systems.

      C. The parties intend that this Agreement shall govern their relationship as Members of the Company, and their rights and obligations with respect to the conduct of the Company's business effective as of the date set forth above.

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and the Foundation Agreement, the parties by this Agreement set forth the limited liability company agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement, as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

      1.1 Definitions. Each of the defined terms used in this Agreement shall have the meaning specified in Appendix A attached hereto, unless the context in which such terms is used otherwise specifically requires. For convenience, some of the defined terms are defined the first time they appear in the Agreement.

      1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b)


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references to Articles and Sections refer to Articles and Sections of this
Agreement; (c) references to Appendices and Exhibits refer to the Appendices and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

                                   ARTICLE II
                                  ORGANIZATION
                                  ------------

      2.1 Formation of the Company. The Members hereby form a Delaware limited liability company by filing a Certificate of Formation in the form attached hereto as Exhibit 2.1A with the Delaware Secretary of State (the "Certificate") and entering into this Agreement, which Agreement shall be deemed effective as of the date the Certificate was so filed. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

      2.2 Name. The name of the Company is "Bekaert ECD Solar Systems LLC". The name of the Company may be changed from time to time as agreed upon by the Management Committee.

      2.3 Office and Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent shall be as stated in the Certificate or as otherwise determined by the Management Committee. The principal office of the Company shall be at such place as the Management Committee may designate, and the Company shall maintain records there or such other place as the Management Committee shall designate. The Company may have such other offices as the Management Committee may designate.

      2.4 Purpose of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. The initial business purpose of the Company is to design, manufacture, market and sell PV Products and PV Systems and to engage in such other business activities as the Management Committee may deem necessary or appropriate in order to carry out the intent of this Agreement.

      2.5 Term. The period of existence of the Company (the "Term") commenced on the initial filing of the Certificate and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with this Agreement.

      2.6 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and the Agreement may not be construed to suggest

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otherwise.

      2.7 Required Filings. The Management Committee shall cause the Company to make, execute and file all charter documents, certificates, agreements and other instruments required by law or as may be necessary or appropriate for the conduct of the business of the Company.


                                   ARTICLE III
                              CAPITAL CONTRIBUTIONS
                              ---------------------

      3.1 Initial Capital Contributions. The initial capital of the Company shall be as set forth in Section 3 (MEMBER CONTRIBUTIONS) of the Foundation Agreement, and each of the Members shall hold the Membership Interest set forth on Appendix B attached hereto, as amended from time to time.

      3.2 Additional Capital Contributions. Except for Bekaert's additional Capital Contribution made pursuant to the Subscription Agreement and the remedy provision of Bekaert as set forth in Section 11.1 of the Foundation Agreement, additional Capital Contributions shall be made upon the unanimous approval of the Management Committee as provided in Section 6.2.5. A Member shall receive a credit to its Capital Account in the amount of any additional capital which it contributes to the Company. Immediately following such Capital Contribution, the Percentage Interests shall be adjusted by the Management Committee to reflect the new relative proportions of the Capital Accounts of the Members, and Appendix B shall be amended to reflect the change in Membership Interest.

      3.3 Member Loans. Subject to Section 4.9, any Member or its Affiliate may make a loan to the Company as requested and approved by the Management Committee. Any such loan shall bear interest and be on the terms as agreed to by the Member and the Management Committee.

      3.4 Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

      3.5 Withdrawal of Capital Contributions. Except as provided in an authorized written agreement between the Company and a Member or its Affiliate:
(i) no Member shall have the right to withdraw or reduce its Capital Contribution(s), or to receive any distributions from the Company, (ii) no Member shall have the right to demand or receive any property other than cash from the Company, (iii) no interest or royalties shall be paid to any member on its Capital Contribution(s), and (iv) no Member shall have priority over any other Member, either as to the return of its Capital Contribution(s) or Net Profits, Net Losses or distributions.

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                                   ARTICLE IV
                                   OPERATION
                                   ----------

      4.1 Business Plan. At such times as shall be specified by the Management Committee, a business plan (the "Business Plan") of the Company will be prepared annually by the Operations Committee of the Company and presented to the Management Committee. The Business Plan will set out, among other things, the projected operating and capital spending or investment budgets of the Company and its subsidiaries for the calendar year and shall set forth income and expense projections, Capital Contributions, planned distributions (including distributions for taxes of the Members attributable to the income received by the Members from the Company) and the projected activities of the Company and its subsidiaries for such year.

      4.2 Supply. United Solar shall provide the Company with Strip Cells or parts of Strip Cells pursuant to the terms of the Exclusive Supply Agreement, and shall provide such other supplies as requested by the Management Committee and agreed upon by United Solar. United Solar shall exclusively supply all of its output to the Company in accordance with the Exclusive Supply Agreement.

      4.3 Technology; Research and Development. The Company and United Solar shall grant each other certain intellectual property rights pursuant to the terms and conditions of a United Solar Systems Corp.- Bekaert ECD Solar Systems LLC License Agreement. United Solar shall perform research and development for the Company pursuant to the terms and conditions of a Research and Development Agreement.

      4.4 Services. United Solar shall provide services to the Company pursuant to terms and conditions of a Services Agreement.

      4.5 Lease of Equipment. The Company shall lease certain of its equipment to United Solar pursuant to the terms and conditions of an Equipment Lease Agreement.

      4.6 Lease of Employees. United Solar and Bekaert shall lease certain of their employees to the Company pursuant to the terms and conditions of Employee Lease Agreements.

      4.7 Accounting; Fiscal Year. The accounting methods and systems employed by the Company shall be in conformance with generally accepted accounting principles, applied on a consistent basis, and those customarily employed by entities of a similar nature. The Members shall designate and appoint an internationally reputable firm of certified public accountants to be the independent public accountant for the Company. The Fiscal Year of the Company shall be the calendar year.

      4.8 Insurance. The Management Committee shall cause the Company to maintain adequate amounts of insurance to cover the operations and insurable risks of the Company. Such insurance shall be procured and maintained by the Company, or, in the alternative, when it is more cost

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effective to do so, procured and maintained by each individual Member or its
Affiliate in equal amounts of coverage. Each Member or its Affiliate shall also procure and maintain professional liability insurance for its Representatives.

      4.9 Financing. The financing of the Company shall be the responsibility of the Company. If external borrowing with banks is not available on commercially reasonable terms, Bekaert will arrange for additional financing on an as needed basis up to Ten Million US Dollars (US$10,000,000) (reduced by amounts guaranteed by Bekaert to Canon, Inc. under the Guaranty Agreement, executed concurrently herewith, relating to FujiLease (whether paid or contingent) (herein, the "FujiLease Guarantee")). If Bekaert's additional financing of up to a maximum of Ten Million US Dollars (US$10,000,000) less the FujiLease Guarantee is insufficient, the Management Committee will decide upon alternative financing, and such decision will be considered a Material Action under Section 6.2.5. Except as provided in Section 3.2, no Member shall have any obligation to the Company or to the other Member to make additional Capital Contributions or to guarantee the repayment of loans to the Company made by third parties. Any required guarantee of a third-party loan shall be borne by each Member in proportion to its respective Percentage Interest or as the Management Committee otherwise decides, and such decision will be considered a Material Action under Section 6.2.5.

                                    ARTICLE V
                                     MEMBERS
                                    ---------

      5.1 Limited Liability. Except as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

      5.2 Admission of Additional Members. Except as provided in Article VIII, no additional Members will be admitted to the Company.

      5.3 Withdrawals or Resignations. No Member may withdraw or resign from the Company without first obtaining the prior written consent of the other Member.

      5.4 Termination of Membership Interest. Upon the withdrawal or resignation of a Member not in accordance with Section 5.3, the Membership Interest of such Member shall be terminated by the Management Committee and thereafter that Member shall be an Assignee only unless such Membership Interest shall be purchased by the Company and/or remaining Member. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

      5.5 Transactions With the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Management Committee, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the

                                      5
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same rights and obligations with respect thereto as a Person who is not a
Member.

      5.6 Remuneration To Members. Except as otherwise specifically provided in this Agreement or as agreed to in writing between a Member and the Company, no Member is entitled to remuneration for acting on behalf of the Company.

      5.7 Member's Authority. Unless expressly and duly authorized in writing to do so by the Management Committee or the other Member, no Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind, nor execute any instrument on behalf of the Company, pledge its credit or render it liable for any purpose.

      5.8 Access to Real Property. Each Member and its authorized agents shall have complete access during business hours to all real property and improvements owned or leased by the Company.

      5.9 Classification, Rights and Obligations of Members. There shall be a single class of Members. Management of the Company is fully vested in the Members; provided, that the Management Committee, Officers and Operating Committee shall act as provided in Article VI. The rights, obligations and limitations of the Members shall be as set forth in this Agreement, the Certificate or, if not expressly provided in the foregoing, the Act.

      5.10 Investment Representations. Each Member hereby represents and warrants to, and agrees with, the other Member and the Company that (i) it is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest; (ii) it is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission; (iii) it understands that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable blue sky laws in reliance, in part, on its representations, warranties, and agreements herein; (iv) it understands that the Membership Interest is a "restricted security" under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely; and (v) it was not organized for the specific purpose of acquiring the Membership Interest.

                                   ARTICLE VI
                      MANAGEMENT AND CONTROL OF THE COMPANY
                      -------------------------------------

      6.1 Management by the Members. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. The Company will not have "managers," as that term is used in the Act, it being understood that the Representatives and Officers do not constitute "managers."

      6.2 Management Committee. The Members shall act collectively through meetings as a "committee of the whole," which is hereby named the "Management Committee." The Management

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Committee shall consist of eight persons (each, a "Representative", and collectively, the "Representatives"). Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

            6.2.1  Representatives.
                   ---------------

                   (i) Designation. Prior to Unification, four of the Representatives shall be appointed by United Solar and four of the Representatives shall be appointed by Bekaert at each annual meeting of Members, or at any special meeting held for the purpose of appointing Representatives. After Unification, the Representatives shall be appointed in proportion to the Member's Percentage Interest, which shall mean that the minority Member shall be entitled to appoint the number of Representatives equal to such Member's Percentage Interest multiplied by the total number of Representatives to be appointed (with fractions disregarded), and the majority Member shall be entitled to appoint the remaining Representatives. Each Representative shall serve until the earlier of his resignation, removal by the Member who appointed him, death or disability, or until his successor is appointed.

                   (ii) Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Member shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative.

                   (iii) Disclaimer of Duties; Indemnification.  EACH
            REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE OR ORGANIZATIONAL AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OF EMPLOYEE OF THE COMPANY. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER
            THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OF INDIRECTLY, SUCH PERSON'S SERVICE ON THE MANAGEMENT COMMITTEE.

                   (iv) Remuneration; Expenses. No fee or other remuneration shall be payable by the Company to any Representative for his or her services as a

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            Representative. Each Member shall bear all expenses incurred by its appointed Representatives in connection with attendance at Management Committee meetings, including, without limitation, transportation and lodging.

                   (v) Attendance. Each Member shall use all reasonable efforts to cause each of its Representatives to attend each meeting (including the means set forth in Section 6.2.8) of the Management Committee or appoint a proxy for such meetings.

            6.2.2 Chairman. The Management Committee shall have a Chairman, who shall serve for a one-year term. Prior to Unification, one Representative representing Bekaert shall serve as Chairman. After Unification, the Chairman shall be elected by the Management Committee. Except as otherwise authorized by the Certificate, the duties of the Chairman shall be as set forth on Exhibit 6.3.

            6.2.3 Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of a majority of the Representatives on the Management Committee. Notice of all such Management Committee meetings shall be provided by the Chairman to all Members at least ten (10) days prior to the date of the meeting, together with the proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all of the Members of the date and agenda for such meeting at least twenty
            (20) days prior to the date of the meeting. The notice periods for meetings (including special meetings) may be shortened by the Management Committee; provided, however, that in the event of an emergency or other circumstance reasonably requiring a meeting on less than five (5) business days' notice, the Chairman shall provide each Member with as much notice as practical prior to such meeting. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

            6.2.4 Quorum. Until January 1, 2010, in order for there to be a quorum for the transaction of any business at a meeting of the Management Committee there must be at least two (2) Representatives of each Member present. On and after January 1, 2010, in order for there to be a quorum for the transaction of any business at a meeting of the Management Committee there must be at least two Representatives present. If at any meeting a quorum is not present at the commencement of business, the meeting shall stand adjourned until such time as a quorum is present, no later than the thirtieth
            (30th) business day thereafter, on which day the meeting shall reconvene at the same time and place with the same agenda.


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            6.2.5  Voting.  Until January 1, 2010, any action of the Company shall be deemed approved if it is unanimously approved by the Management Committee, and otherwise shall be deemed not to be approved and will not be undertaken. On and after January 1, 2010, any action of the Company shall be deemed approved if a majority of the Representatives voting on such matter vote in favor of such action, except with respect to any Material Action (as defined in Exhibit 6.2.5 hereto or as specifically provided for in Section 4.9 of this Agreement) taken by the Management Committee, the unanimous approval of the Representatives voting on such matter shall be required; provided, however, that any matter considered a Material Action under this Section 6.2.5 shall be considered a general action governed by the approval of a majority of the Representatives if a Member's Percentage Interest in the Company is less than thirty-three percent (33%), but, however, if such Member's Percentage Interest in the Company is less than thirty-three percent (33%) but greater than nineteen percent (19%) the matters identified as (b)(ii) and (b)(vi)(excluding issuance of debt securities) of
            Exhibit 6.2.5 shall still be considered a Material Action under this
            Section 6.2.5.

            6.2.6 Deadlock of the Management Committee. If the Management Committee is unable to act upon any proposal submitted to it for action at a meeting of the Management Committee, because of lack of quorum or the required vote (as provided in this Agreement), and either Member gives notice in writing to the other Member and to the Company of its decision to cause the commencement of the procedure set forth below, the Management Committee will be deemed to be in "Deadlock." The Company shall continue to operate during any period of Deadlock of the Management Committee, and in no event shall the Deadlock interfere with the rights of the Representatives and Officers of the Company to operate the Company. Deadlock shall be resolved in the following manner:

               (a) Upon the occurrence of Deadlock, each Member shall designate one (1) of its Representatives on the Management Committee (the "Designated Representative") to meet and discuss the Deadlock in good faith. The Designated Representatives shall have thirty (30) days from the occurrence of Deadlock to reach resolution of the proposal in Deadlock.

               (b) If the Designated Representatives are unable to resolve the Deadlock within the thirty (30) day period referred to in subsection (a) above, then each Member shall cause the Deadlock to be referred to a director or senior officer of such Member not involved in the business of the Company ("Disinterested Officer") to meet and discuss the Deadlock in good faith. The Disinterested Officers shall have thirty (30) days from the end of the period referred to in subsection (a) above to reach resolution of the proposal in Deadlock.

               (c) If the Disinterested Officers are unable to resolve the Deadlock within the thirty (30) day period referred to in subsection (b) above, either Member may elect to submit the Deadlock proposal for settlement by mediation ("Demanding Member"). The demand for mediation must be submitted by


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

                     the Demanding Member within thirty (30) days of the end of the period referred to in subsection (b) above (the "Demand"). The Members may mutually agree upon a mediator (who must be experienced in the area of the proposal that is in Deadlock) and the rules which will apply to the mediation. If the Members are unable to agree upon a mediator or the rules to apply to the mediation, then the parties will use the then current applicable mediation rules of the CPR Institute for Dispute Resolution to choose the mediator or set rules of the mediation. Any and all necessary relevant mediation will be held in Chicago, Illinois. The Demand will identify the proposal that is in Deadlock and will state the issue proposed to be resolved in mediation and the resolution sought. If after five (5) days of mediation the Deadlock is not resolved, or if the mediator declares an impasse prior to the end of the five (5) day period, then if the Members do not mutually agree to continue mediation, mediation shall terminate. The resolution of the Deadlock by mediation shall not be binding on either Member unless the Members mutually agree to accept the resolution of the Deadlock achieved through the mediation.

               (d) If the Deadlock is not resolved through mediation as set forth in subsection (c) above, either Member may within thirty (30) days of the termination of mediation submit the Deadlock proposal to arbitration in accordance with the then-current rules of the American Arbitration Association ("AAA"). The arbitration, including the rendering of the the award, shall take place in Chicago, Illinois. The governing procedural and substantive law of the arbitration shall be the internal laws of the State of Delaware, without regard to conflicts of law principles. The arbitration shall be conducted by one (1) arbitrator appointed by the AAA and who shall be experienced in the area of the proposal that is in Deadlock. Each Member shall submit to the arbitrator a proposal to resolve the matter in Deadlock (the "Substantive Proposal"). In addition to the Substantive Proposal, each Member may submit to the arbitrator a proposal of an exit method for such Member if the arbitrator does not find in favor of that Member's Substantive Proposal (the "Exit Proposal"). With regard to the Substantive Proposals, the arbitrator shall rule only upon the Substantive Proposals submitted by the Members, and must choose between the positions taken on the matter by each Member (as opposed to adopting a compromise position) and report his conclusion to the Members as promptly as possible after submission of the Substantive Proposals. The decision of the arbitrator as to the Substantive Proposals shall be nonbinding on the Members. With regard to the Exit Proposals, the arbitrator may choose either the Exit Proposal submitted by the Member whose Substantive Proposal is rejected by the arbitrator or an amended version of such Exit Proposal (such Exit Proposal, as possibly amended, the "Exit Solution"). In determining the Exit Solution of a Member the Members agree that the arbitrator must consider the fair market value of the Company and the reasonableness of the Member's Substantive and Exit Proposals. The

                     Members further agree that the arbitrator may consider the respective financial condition of the Members in determining whether the consideration for the sale of such Member's Membership Interest shall be paid in cash and/or in kind, and whether such payment shall be effected at the closing of the sale and/or shall be deferred. The arbitrator shall report his decision regarding the Exit Solution at the same time as he reports his conclusion regarding the Substantive Proposals. Within thirty (30) days of the date of written notice from the arbitrator to the Members and to the Company, the Member whose Substantive Proposal was rejected by the arbitrator must elect to accept the Exit Solution. If such Member does not accept the Exit Solution such Member will remain a member of the Company. The decision of the arbitrator as to the Exit Solution shall be final and binding on both Members if the Member whose Substantive Proposal is rejected chooses to accept the Exit Solution.

            6.2.7 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Representatives that could have taken the action at a meeting of the Management Committee at which all of the Representatives entitled to vote on the action were represented and voted.

            6.2.8 Meeting by Telephone. The Representatives may participate in and hold such meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Representative participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

            6.2.9 Advisors. The Representatives may be accompanied by a reasonable number of advisors, who may participate in the meetings, but who shall not vote.

            6.2.10 Proxy. Any Representative may, by instrument in writing signed by such Representative, which may be by letter, or telefax, appoint a person, who may or may not be a Representative, to act as his proxy at any meeting or for any stated duration of time. Any person so appointed shall, for the duration of his appointment, unless otherwise provided in such proxy, have all the rights of the appointer (including the right to one vote) and shall be counted in determining whether a quorum has been constituted.

      6.3 Officers. The individuals holding the offices of Chairman, Chief Executive Officer and President of the Company shall be as set forth in Exhibit
6.3. The Management Committee may also appoint any other officers that the Management Committee deems necessary to carry on the day-to-day operations of the Company. All such officers shall be appointed by and serve at the pleasure of the Management Committee and shall have only such authority, responsibility and duties as expressly conferred by the Management Committee and as described in Exhibit 6.3.

      6.4   Operations Committee; Subcommittees.
            -----------------------------------

            6.4.1 Operations Committee. The Management Committee shall appoint an Operations Committee consisting of officers of the Company (the "Operations Committee"). The Operations Committee shall be responsible for the conduct of the day-to-day business of the Company, together with such other duties as the Management Committee may determine. Prior to Unification, one-half of the members of the Operations Committee shall be appointed by United Solar and one-half by Bekaert. After Unification, the members of the Operations Committee shall be appointed in proportion to the Member's Percentage Interest.

            6.4.2 Subcommittees. The Management Committee may create such subcommittees, delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.


                                     ARTICLE VII
             ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS
             -----------------------------------------------------------

      7.1   Allocations of Net Profit and Net Loss.
            --------------------------------------

            7.1.1 Net Loss. After giving effect to the Special Allocations set forth in Section 7.2, Net Loss shall be allocated to the Members in proportion to their Percentage Interests.

            7.1.2 Net Profit. After giving effect to the Special Allocations set forth in Section 7.2, Net Profit shall be allocated to the Members in proportion to their Percentage Interests.

      7.2   Special Tax Allocations
            -----------------------

            7.2.1 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or
            (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2.1 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this
            Article VII have been tentatively made as if this Section 7.2.1 were not in the Agreement.

            7.2.2 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Sections 1.704-

            2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2.2 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.2.1 and this Section
            7.2.2 were not in the Agreement.

            7.2.3 Company Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Section 7.2, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations
            Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)
            (6) and 1.704-2(j)(2) of the Regulations. This Section 7.2.3 is intended to comply with the minimum gain chargeback requirement in
            Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            7.2.4 Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, and notwithstanding any other provision of this Section 7.2, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)
            (5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations
            Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)
            (4) and 1.704-2(j)(2) of the Regulations. This Section 7.2.4 is intended to comply with the minimum gain chargeback requirement in
            Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            7.2.5 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Members in proportion to their Percentage Interests.

            7.2.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704.

            7.2.7 Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
            Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increased the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

            7.2.8 Curative Allocations. The "Regulatory Allocations" consist of the allocations pursuant to Sections 7.2.1 through 7.2.6 hereof. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

      7.3   Tax Allocations:  Code Section 704(c).
            -------------------------------------

            7.3.1 In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any difference (the "Section 704(c) Amount") between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. Schedule 7.3.1 attached to this Agreement sets forth the Section 704(c) Amount with respect to the United Solar Contributed Assets as of the date of their contribution to the Company by the Members.

            7.3.2 In the event the Gross Asset Value of any Company asset is adjusted pursuant to Member Nonrecourse Debt hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

            7.3.3 The Company shall elect the traditional method as set forth in Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c).

            7.3.4 Any other elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

      7.4 Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member or Assignee based upon his or her respective Economic Interest at the close of such day.

      7.5 Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Management Committee may elect from time to time to distribute Distributable Cash to the Members (provided, however, except for the tax distributions described below, that no distributions will be made prior to Unification), which distributions shall be in the following order of priority:

      (a) To the Members in proportion to their unreturned Capital Contributions until each Member has recovered his or her Capital Contributions; and

      (b)   To the Members in proportion to their Percentage Interests.

            Notwithstanding any other provision of this Agreement to the contrary, the Company shall make pro-rata distributions to the Members for the payment of taxes in accordance with the following:

      (y) the amount distributable with respect to any year shall be equal to the aggregate amount of Federal, state and local income taxes payable by the Members with respect to the income items of the Company allocated to the Members, assuming, for purposes of determining the amount of such distribution, that each Member will be taxed on the amounts set forth in its respective K-1 at the highest marginal Federal income tax rate applicable to corporations in effect for each taxable year, and at the highest marginal corporate state and local franchise/income tax rates applicable to any Member for each such taxable year; and

      (z) such distributions shall be payable at such time or times and in such amounts as will enable the Members, or any one of them, to avoid penalties and interest otherwise payable on account of the failure to pay a sufficient amount of estimated taxes as required by law.

All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Representative shall incur any liability for making distributions in accordance with this Section 7.5.

      7.6 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

      7.7   Restriction on Distributions
            ----------------------------

            7.7.1 No distribution shall be made if, after giving effect to the distribution:

               (a) The Company would not be able to pay its debts as they become due in the usual course of business; or

               (b) The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

            7.7.2 The Management Committee may base a determination that a distribution is not prohibited on any of the following:

               (a) Financial statements prepared in accordance with United States generally accepted accounting principles;

               (b)  A fair valuation;

               (c)  Any other method that is reasonable in the circumstances.

            Except as provided in Section 18-607(b) of the Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty (120) days after the date of authorization.

            7.7.3 A Member or Representative who votes for a distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member or Representative did not act in compliance with Section 7.7.2. Any Member or Representative who is so liable shall be entitled to compel contribution from (i) each other Member or Representative who also is so liable and (ii) each Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

      7.8 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

      7.9 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Company income and loss for income tax purposes.

                                  ARTICLE VIII
                 TRANSFER AND ASSIGNMENT OF MEMBERSHIP INTERESTS
                 -----------------------------------------------

      8.1 Transfer and Assignment of Membership Interests. Except with the prior written consent of the other Member, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Member may determine in its sole and absolute discretion, or as provided in Section 8.3 or Section 8.5, no Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest (collectively, "transfer"). After the consummation of any transfer of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement. No Member may transfer less than all of its Membership Interest or Economic Interest.

      8.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer its Membership Interest (i) without compliance with all federal and state securities laws; (ii) if such transfer would cause an acceleration of or be deemed a default under any financing obligation of the Company; or (iii) except as provided in Section 8.3, if the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Code, as determined by the Management Committee.

      8.3 Permitted Transfers. A Member or its Affiliate may transfer all, but not less than all, of its Membership Interest or Economic Interest to its Affiliate, subject to compliance with Section 8.2(ii), without the prior written consent of the Members or the Management Committee; provided, however, the transferee of such Membership Interest shall (i) become a Member under this Agreement, (ii) assume all rights and obligations of the transferring Member,
(iii) execute an instrument satisfactory to the Management Committee accepting and adopting the terms and provisions of this Agreement, and (iv) pay any reasonable expenses in connection with its admission as a new Member. If after a transfer to an Affiliate pursuant to this Section 8.3, an Affiliate will no longer be an Affiliate of the original Member, such Affiliate must sell, assign and transfer all the Membership Interest back to the original Member and the original Member must purchase and accept such Membership Interest at least fifteen (15) days prior to its change in Affiliate status.

      8.4 No Effect to Transfers in Violation of Agreement. No purported transfer of Membership Interest in violation of the provisions of this Agreement shall be valid and the Company shall not transfer any of such Membership Interest on its books, nor shall the purported transferee of such Membership Interest be entitled to vote, nor shall any distributions be paid thereon, during the period of any such violation. The provisions of this Section 8.4 shall be in addition to and not in lieu of any other remedies, legal or equitable, available to enforce this Agreement. Except as set forth in Section 8.3, each Member hereby undertakes not to make any transfer of its Membership Interest (i) unless the Company has received an opinion of counsel in form and substance satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act, and any applicable state securities laws and (ii) except to a person who has executed a counterpart hereof.

      8.5 Right of First Refusal. Except as provided in Section 8.3 with respect to permitted transfers to an Affiliate, neither Member may transfer its Membership Interest without the prior written consent of the other Member, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act) as such other Member may determine in its sole and absolute discretion. From and after two (2) years from the effective date of this Agreement, a Member may transfer its Membership Interest provided that each time a Member proposes to transfer its Membership Interest (or is required by operation of law or other involuntary transfer to do so) other than pursuant to
Section 8.3, such Member shall first offer such Membership Interest to the non-transferring Member, and then to the Company, in accordance with the following provisions:

            8.5.1 Such Member shall deliver a written notice to the other Member and the Company stating (i) such Member's bona fide intention to transfer its Membership Interest, (ii) the name and address of the proposed transferee, and (iii) the purchase price and terms of payment for which the Member proposes to transfer its Membership Interest.

            8.5.2 The non-transferring Member shall have the first right to purchase such Membership Interest upon the price and terms of payment designated in the notice provided in Section 8.5.1, by notifying the transferring Member and the Company in writing, within thirty (30) days after receipt of the notice provided in Section 8.5.1, of its desire to purchase such Membership Interest. Upon receipt of such written notice, the transferring Member shall sell its Membership Interest to the other Member upon such price and terms. If the notice provided in Section 8.5.1 provides for the payment of non-cash consideration, the non-transferring Member may elect to pay the consideration in cash equal to the fair market value of the non-cash consideration offered, as determined in accordance with Section 9.3.

            8.5.3 The failure of the non-transferring Member to submit a notice within the period set forth in Section 8.5.2 shall constitute an election on the part of the non-transferring Member not to purchase such Membership Interest, in which case, the Management Committee shall make the determination, within sixty (60) days of the notice provided in Section 8.5.1, whether the Company will purchase such Membership Interest, by notice in writing to the transferring Member; provided, however the Representatives of the transferring Member shall not participate in or have a vote in the decision of the Management Committee to purchase such Membership Interest, and the decision of the Representatives of the non-transferring Member shall be deemed the decision of the Management Committee with respect to such purchase. The Management Committee shall notify the transferring Member of its intention to so purchase, and the transferring Member shall sell its Membership Interest to the Company upon the price and terms of payment designated in the notice provided in Section 8.5.1. If the notice provided in Section 8.5.1 provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the fair market value of the non-cash consideration offered, as determined in accordance with Section 9.3.

            8.5.4 If neither the non-transferring Member nor the Company elects to purchase the transferring Member's Membership Interest, then the transferring Member may transfer its Membership Interest to the proposed transferee, provided such transfer (a) is completed within thirty (30) days after the expiration of the non-transferring Member's or the Company's right to purchase such Membership Interest, as the case may be, (b) is made on terms no less favorable to the transferring Member than as designated in the notice, and
            (c) complies with the requirements of Section 8.2. If such Membership Interest is transferred, the transferee of such Membership Interest shall (i) become a Member under this Agreement,
            (ii) assume all rights and obligations of the transferring Member,
            (iii) execute an instrument satisfactory to the Management Committee accepting and adopting the terms and provisions of this Agreement, and (iv) pay any reasonable expenses in connection with its admission as a new Member. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

                                   ARTICLE IX
                                 BUY OUT OPTION
                                 --------------

      9.1   Buyout Events.   This Article 9 shall apply to any of the following
events (each a "Buyout Event"):

      (a) a Member shall dissolve or (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition;
      (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings;
      (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member's properties;

      (b)   there shall occur a Change In Control; or

      (c)   a Member shall commit a Buyout Default.

It is understood and agreed by the Members that the application of the provisions of this Article IX in the event of a Buyout Event shall be in addition to, and not in lieu of, any other remedies (whether at law or in equity) which a Member may have against the other Member (or a party related to such Member) upon the occurrence of a Buyout Event. In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the "Affected Member."

      9.2 Procedure. Following the occurrence of a Buyout Event, the Affected Member shall promptly give notice thereof to the Company and the other Member (the "Purchasing Member"). The Affected Member shall have sixty (60) days from the date of the occurrence of the Buyout Event to cure such Buyout Event (the "Cure Period"). If the Affected Member has not cured the Buyout Event within the Cure Period, the Purchasing Member shall have the option to acquire the Membership Interest of the Affected Member by notifying the Affected Member and the Company in writing, within thirty (30) days after the Cure Period of the Buyout Event of its desire to purchase the Affected Member's Membership Interest (either from the Affected Member or otherwise).

      9.3 Purchase Price. The purchase price for a Membership Interest being purchased pursuant to Section 9.2 (the "Purchase Price") shall be determined in the following manner. The Affected Member and the Purchasing Member shall attempt to agree upon the fair market value of the applicable Membership Interest. If those Members do not reach such agreement on or before the thirtieth (30th) day following the exercise of the option, any such Member, by notice to the others, may require the determination of fair market value (such fair market value shall be measured at the time the Buyout Event occurred) to be made by the Arbitrator pursuant to Article 1 of Appendix C. Following the determination of fair market value by agreement or arbitration (the "Fair Market Value"), the Purchase Price shall be determined and paid in accordance with the following chart and procedures:

Buyout                       Closing     Interest                    Payment
Event                        Percent     Rate            Term        Frequency
-------------------          -------     -----------     -------     ---------
Set forth in 9.1(a)            20%       Buyout Rate     4 years     quarterly
Set forth in 9.1(b)            20%       Buyout Rate     4 years     quarterly
Set forth in 9.1(c)            20%       Buyout Rate     4 years     quarterly

The following provisions shall apply to the determination and payment of the Purchase Price:

      (a) the Purchase Price shall be the Fair Market Value less the amount of all monetary damages suffered by the Company and the Purchasing Member as a result of such Buyout Event;

      (b) at the closing of the purchase of the Affected Member's Membership Interest (the "Buyout Closing"), the Purchasing Member shall pay the Affected Member a portion of the Purchase Price equal to the Purchase Price multiplied by the percentage shown for such Buyout Event in the "Closing Percent" column;

      (c) if the applicable Closing Percent is less than 100%, then the remainder of the Purchase Price (the "Deferred Amount"), shall accrue interest from the date of the Buyout

      Closing at the rate per annum shown for such Buyout Event in the "Interest Rate" column (not to exceed the maximum rate permitted by Law); and

      (d) the Deferred Amount, together with accrued interest (at the interest rate shown for such Buyout Event in the "Interest Rate" column) thereon, shall be paid by the Purchasing Member in equal cash installments over a four (4) year term in quarterly payments, with the amount of the cash installments being calculated to amortize fully the Deferred Amount (and accrued interest thereon) over the applicable term. The installments shall be paid on the first day of January, April, July and October during the four year term, with appropriate adjustments to the first or last payments to reflect a closing that does not occur on the first day of a quarter. The payment to be made to the Affected Member pursuant to this Section shall be in complete liquidation and satisfaction of all the rights and interest of the Affected Member in and in respect of the Company, including any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Purchasing Member, and constitutes a compromise to which all Members have agreed pursuant to Section 18-502(b) of the Act.

      9.4 Buyout Closing. If an option to purchase is exercised in accordance with Section 9.2, the Buyout Closing shall occur on the thirtieth (30th) day after the determination of the Fair Market Value pursuant to Section 9.3 (or, if later, the fifth business day after the receipt of all applicable consents and approvals of all Governmental Authorities to the purchase); provided, however, that the Purchasing Member shall deliver to the Affected Member (a) the portion of the Purchase Price required by Section 9.3 to be paid at the closing, in immediately available funds, and (b) one or more unsecured promissory notes reflecting the payment terms established in Section 9.3 for the Deferred Amount.

      9.5 Terminated Member. Upon the occurrence of a closing under Section 9.4, the following provisions shall apply to the Affected Member (now a "Terminated Member"):

      (a) The Terminated Member ceases to be a Member immediately upon the occurrence of the closing.

      (b) As the Terminated Member is no longer a Member, it will no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and neither it nor its Representatives shall be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company.

      (c) The Terminated Member must pay in full to the Company all amounts owed to the Company by such Member.

      (d) The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

      (e) The Percentage Interest of the Terminated Member shall be allocated to the Purchasing Member.

                                    ARTICLE X
                     DISSOLUTION, WINDING-UP AND TERMINATION
                     ---------------------------------------
      10.1  Dissolution
            -----------

            10.1.1 Subject to Section 10.1.2, the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

               (a)  the unanimous consent of the Members;

               (b)  the dissolution or Bankruptcy of a Member; or

               (c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

               (d) dissolution under Section 11.1(b)(iii) of the Foundation Agreement.

            10.1.2 If a Dissolution Event described in Section 10.1.1(b) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued if the remaining Member elects within ninety (90) days of the occurrence of such Dissolution Event to continue (such agreement is referred to herein as a "Continuation Election").

      10.2  Winding-Up and Termination.
            --------------------------

            10.2.1 Liquidation. On the occurrence of a Dissolution Event, unless a Continuation Election is made, the Management Committee shall act as liquidator; provided, however, that if a Dissolution Event described in Section 10.1.1(b) has occurred to a Member, then the liquidator shall be selected by the majority of the Members that have not suffered a Dissolution Event. The liquidator may sell any or all Company property and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

               (a) as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;

               (b) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

               (c) all remaining assets of the Company shall be distributed to the Members, in accordance with their positive Capital Account balances; provided, however, the Capital Accounts of the Members shall first be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Company's property, which has not previously been reflected in the Members' Capital Accounts, would be allocated among the Members if there were a taxable disposition of such property at fair market value on the date of distribution.

            10.2.2 Complete Distribution. The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

      10.3 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

      10.4 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to
Section 2.7, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

                                   ARTICLE XI
                    ACCOUNTING, RECORDS, REPORTING BY MEMBERS
                    -----------------------------------------

       11.1    Maintenance of Books.
               --------------------

               11.1.1 The Company shall maintain at its principal office or at such other location approved by the Management Committee complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

               11.1.2 The books of account of the Company shall be (a) maintained on the basis of a fiscal year that is the calendar year; (b) maintained on an accrual basis in accordance with US generally accepted accounting principles, consistently applied, and (c) audited by the accountants (selected in accordance with Section 4.7) at the end of each calendar year, taking into account the financial reporting deadlines of each of the Members.

               11.1.3 In addition, the Company shall keep books and accounts in accordance with the accounting principles applied by Bekaert if and to the extent that Bekaert's accounting principles deviate materially from the above mentioned accounting principles.

         11.2  Delivery to Members and Inspection.
               ----------------------------------

               11.2.1 Upon the request of any Member or Assignee for purposes reasonably related to the interest of that Person as a Member or Assignee, the Representatives shall promptly deliver to the requesting Member or Assignee, at the expense of the Company, a copy of the information required to be maintained under Section 11.1, and a copy of this Agreement.

               11.2.2 Each Member, Representative and Assignee has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Representative or Assignee, to:

               (a) inspect and copy during normal business hours any of the Company records described in Sections 11.1; and

               (b) obtain from the Representatives, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

               11.2.3 The Management Committee shall promptly furnish to a Member a copy of any amendment to the Certificate or this Agreement executed by a Representative pursuant to a power of attorney from the Member.

      11.3 Tax Returns. The Management Committee, at Company expense, shall cause the income tax returns for the Company to be finally prepared and timely filed with the appropriate authorities, but in no event later than April 15th of each year (subject to any extension that may be available to the Company). The Management Committee, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Representative required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Representative or Member may prepare, execute and file that document with the appropriate agency or other authority.

      11.4 Bank Accounts. The Management Committee shall maintain the funds of the Company in one or more separate accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person, except as otherwise agreed by the Management Committee.

      11.5 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Management Committee. The Management Committee may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for United States federal income tax purposes.

      11.6 Tax Matters for the Company. The Management Committee shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members. Bekaert shall be designated as "Tax Matters Member" (as defined in Code Section 6231), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend the Company funds for professional services and costs associated therewith. In its capacity as "Tax Matters Member," the designated Member shall oversee the Company tax affairs in the overall best interests of the Company.

      11.7 Status as Company for Tax Purposes. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby confirms that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

                                   ARTICLE XII
                          INDEMNIFICATION AND INSURANCE
                          -----------------------------

      12.1 Indemnification of Agents. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was a Member, Representative, Officer, employee or other agent of the Company or that, being or having been such a Member, Representative, Officer, employee or agent, such Person is or was serving at the request of the Company as a representative, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

      12.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 12.1 or under applicable law.

                                  ARTICLE XIII
                                  NONDISCLOSURE
                                  -------------

      13.1 Nondisclosure. Except as provided in separate written agreements between a Member and the Company, each Member agrees that it shall not, during the time it is a member of the Company and for a period of three (3) years thereafter, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the contents of the Foundation Agreement and the Transaction Agreements, the customer lists, marketing plans and strategies, pricing and other methods used by the Company or any subsidiary of the Company in its business, or trade secrets or proprietary information of the entities, it being acknowledged by each Member that all such information regarding such businesses of such entities compiled or obtained by, or furnished to, such Member while it shall have been a member of the Company is confidential information and the Company's exclusive property. The foregoing obligations shall not apply to any date, know-how, or information which (i) is or becomes available from another source such as, without limitation, a public source, other than as a consequence of breach of the obligations herein set forth, (ii) has been or is independently developed by the Member without reliance on the confidential information, or
(iii) is required to be disclosed under Law.

      13.2 Modifications; Equitable Relief. Each of the Member's expressly agrees that if any claim is made that if the covenants set forth in Section 13.1 above is invalid or unenforceable, due to the duration or geographic area thereof, and/or otherwise, the covenant shall not thereby be rendered invalid or unenforceable, but it shall instead be modified to the maximum duration, maximum geographic area, and/or otherwise as a court of competent jurisdiction examining the covenant shall find to be reasonable and legally enforceable. Each Member expressly agrees and understands that the remedy at law for any breach by it of any of the provisions of Section 13.1 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a parties' violation of any legally enforceable provision of Section 13.1 above, the Company or either Member shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing contained herein shall be deemed to limit the Members' or the Company's remedies at law or in equity which may be pursued or availed of by them for any breach by a party of the provisions of Section 13.1.

                                   ARTICLE XIV
                                 OTHER PROVISIONS
                                 ----------------

      14.1 Other Provisions. The terms of Appendix C and any Addenda are hereby incorporated herein by reference as if fully rewritten herein.


[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         INTENDING TO BE LEGALLY BOUND, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

UNITED SOLAR:                             BEKAERT:

UNITED SOLAR SYSTEMS CORP.                BEKAERT CORPORATION


By:                                       By:
    ----------------------------              ---------------------------

Title:  ------------------------          Title:  -----------------------


                                          By: ---------------------------

                                          Title:  -----------------------

                              Appendix A
                              Definitions

      "AAA" shall mean the American Arbitration Association.

      "Act" shall mean the Delaware Revised Limited Liability Company Act, as the same may be amended from time to time.

      "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

         (1) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

         (2) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

      "Affected Member" shall have the meaning set forth in Section 9.1 of this Agreement.

      "Affiliate" shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

      "Agent" shall have the meaning set forth in Section 12.1 of this Agreement.

      "Agreement" shall mean this Limited Liability Company Agreement of Bekaert ECD Solar Systems LLC, as originally executed and as amended from time to time.

      "Assignee" shall mean the owner of an Economic Interest who is not also a Member.

      "Bankruptcy" shall have the meaning that a Member shall (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition;
(iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such person or a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such person in a proceeding of the type described in subclauses (I) through (iv) of this clause; or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such person or of all or any substantial part of such person's properties.

      "Bekaert" shall mean Bekaert Corporation, a Delaware corporation.

      "Business Plan" shall have the meaning set forth in Section 4.1 of this Agreement.

      "Buyout Closing" shall have the meaning set forth in Section 9.3(b) of this Agreement.

      "Buyout Default" shall mean any of the following occurring prior to Unification unless waived by Bekaert and ECD:

         (1) Violation of ECD, United Solar, Bekaert or the Company of the noncompetition provisions of the Noncompetition Agreement between ECD, Bekaert and N.V. Bekaert S. A., a Belgian corporation of even date herewith; or

         (2) Violation by United Solar of the exclusivity provision of the Exclusive Supply Agreement; or

         (3) Violation by ECD, United Solar or Bekaert of the exclusivity provisions in the License Agreements; or

         (4) Issuance by United Solar of additional equity securities or redemption by United Solar of its outstanding equity securities.

      "Buyout Event" shall have the meaning set forth in Section 9.1 of this Agreement

      "Buyout Rate" shall mean the LIBOR rate plus two percent (2%).

      "Capital Account" shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to
Section 3.4 of this Agreement.

      "Capital Contribution" shall mean the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed to the Company by Members.

      "Certificate" shall have the meaning set forth in Section 2.1 of this Agreement.

      "Chairman" shall have the meaning set forth in Section 6.2.2 of this Agreement.

      "Change In Control" shall mean the disposition of all or substantially all of the assets of, the merger or consolidation of, or the sale or exchange of stock by the Company or its Members that results in a change of at least fifty percent (50%) of the voting stock of: (i) Bekaert, in the case of Bekaert, or
(ii) ECD, in the case of United Solar, other than to one of its Affiliates.

      "Close Corporation Shareholder Agreement" shall mean the Close
Corporation Shareholder Agreement between ECD, United Solar and Bekaert dated of even date hereof.

      "Closing Date" shall mean the Closing Date as defined in the Foundation Agreement by and among Bekaert, United Solar and Energy Conversion Devices, Inc., a Delaware corporation, of even date hereof.

      "Closing Percent" shall have the meaning set forth in Section 9.3 of this Agreement.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

      "Company" shall mean Bekaert ECD Solar Systems LLC, a Delaware limited liability company.

      "Company Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

      "Continuation Election" shall have the meaning set forth in Section
10.1.2 of this Agreement

      "Cure Period" shall have the meaning set forth in Section 9.2 of this Agreement.

      "Deadlock" shall have the meaning set forth in Section 6.2.6 of this Agreement.

      "Deferred Amount" shall have the meaning set forth in Section 9.3(c) of this Agreement.

      "Demand" shall have the meaning set forth in Section 6.2.6(c) of this Agreement.

      "Demanding Member" shall have the meaning set forth in Section 6.2.6(c) of this Agreement.

      "Designated Representative" shall have the meaning set forth in Section 6.2.6(a) of this Agreement.

      "Disinterested Officer" shall have the meaning set forth in Section 6.2.6(b) of this Agreement.

      "Dissolution Event" shall have the meaning set forth in Section 10.1.1.

      "Distributable Cash" shall mean the amount of cash which the Management Committee deems available for distribution to the Members, taking into account all Company debts, liabilities, and obligations of the Company then due and working capital and other amounts which the Management Committee deems necessary for the Company's business or to place into reserves for customary and usual claims with respect to such business.

      "ECD" shall mean Energy Conversion Devices, Inc., a Delaware corporation.

      "Economic Interest" shall mean a Member's or Assignee's share of one or more of the Company's Net Profits, Net Losses, and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or except as provided in Section 18-305 of the Act, any right to information concerning the business and affairs of Company.

      "Employee Lease Agreements" shall mean the Employee Lease Agreement between the Company and United Solar and the Employee Lease Agreement between the Company and Bekaert, both dated of even date hereof.

      "Equipment Lease Agreement" shall mean the Equipment Lease Agreement between the Company and United Solar dated of even date hereof.

      "Exclusive Supply Agreement" shall mean the Exclusive Supply Agreement between United Solar and the Company dated of even date hereof.

      "Exit Proposal" shall have the meaning set forth in Section 6.2.6(d) of this Agreement.

      "Exit Solution" shall have the meaning set forth in Section 6.2.6(d) of this Agreement.

      "Fair Market Value" shall have the meaning set forth in Section 9.3 of this Agreement.

      "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

      "Foundation Agreement" shall have the meaning set forth in Recital A of this Agreement.

      "FujiLease Guarantee" shall have the meaning set forth in Section 4.10 of this Agreement.

      "Governmental Authority" shall mean a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

      "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

      (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such assets, as agreed to by the Members;

      (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (1) the acquisition of an additional interest in the Company (other than pursuant to the original purchase at the time of formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)
           (g): provided, however, that the adjustments pursuant to clauses (1) and (2) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

      (c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as agreed to by the Members;

      (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 7.2.7 of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent the Members determine that an adjustment pursuant to (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

      (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to (a), (b) or (c) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

      "Guaranty Agreement" shall have the meaning set forth in Section 4.9 of this Agreement.

      "Interest Rate" shall have the meaning set forth in Section 9.3 of this Agreement.

      "Law" shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

      "License Agreements" shall mean the ECD-BESS Agreement, the NVB-United Solar Agreement, the United Solar-BESS Agreement, and the R&D Agreement.

      "Management Committee" shall mean the committee of Representatives of the Company described in Section 6.2 hereof of this Agreement.

      "Material Action" shall have the meaning set forth in Section 6.2.5 of this Agreement.

      "Member" shall mean each Person who (a) is an initial signatory to this Agreement or is a transferee of a Membership Interest in accordance with this Agreement, (b) has not transferred its Membership Interest or otherwise ceased to be a Member in accordance with this Agreement and (c) has not had its Membership Interest terminated for any other reason.

      "Membership Interest" shall mean a Member's entire interest in the Company including the Member's economic interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

      "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

      "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

      "Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

      "Net Profits" and "Net Losses" shall mean the income, gain, loss and deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed under the method of accounting at the close of each Fiscal Year .

      "Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

      "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

      "Officers" shall mean the officers of the Company as set forth in
Section 6.3 of this Agreement.

      "Operations Committee" shall have the meaning set forth in Section
6.4.1 of this Agreement.

      "Percentage Interest" shall mean the percentage of a Member as set forth in Section 3.1 hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. Percentage Interests shall be determined annually, unless otherwise provided herein, in accordance with the relative proportions of the Capital Accounts of the Members, effective as of the first day of the Company's Fiscal Year but with all distributions under this Agreement to be deemed to have occurred on such day immediately prior to determination of the Percentage Interest of a Member.

      "Person" shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

      "Purchase Price" shall have the meaning set forth in Section 9.3 of this Agreement.

      "Purchasing Member" shall have the meaning set forth in Section 9.2 of this Agreement.

      "PV" shall mean photovoltaic.

      "PV Products" shall mean a Strip Cell or an interconnection of Strip Cells for PV electrical power whether laminated or not.

      "PV Systems" shall mean any system integrating one or more PV Products, if such system has one or more functionalities, one of which is the production of PV electrical power.

      "Regulations" shall, unless the context clearly indicates otherwise, mean the Regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor Regulations.

      "Regulatory Allocations" shall have the meaning set forth in Section
7.2.8 of this Agreement.

      "Representative" shall mean a member of the Management Committee as set forth in Section 6.2 of this Agreement.

      "Research and Development Agreement" shall mean the Research and Development Agreement between the Company and United Solar dated of even date hereof.

      "Section 704(c) Amount" shall have the meaning set forth in Section 7.3 of this Agreement.

      "Securities Act" shall have the meaning set forth in Section 5.10(iii) of this Agreement.

      "Services Agreement" shall mean the Services Agreement between the Company and United Solar dated of even date hereof.

      "Special Allocations" shall have the meaning set forth in Section 7.2 of this Agreement.

      "Strip Cells" shall mean a device for PV electrical power comprising single or multiple PIN structures, a grid pattern, contacts and a coating, and intermediaries thereof.

      "Subscription Agreement" shall mean the Subscription Agreement of Bekaert to purchase additional membership interests in the Company dated of even date hereof.

      "Substantive Proposal" shall have the meaning set forth in Section 6.2.6(d) of this Agreement.

      "Tax Matters Member" shall have the meaning set forth in Section 11.6 of this Agreement.

      "Term" shall have the meaning set forth in Section 2.5 of this Agreement.

      "Terminated Member" shall have the meaning set forth in Section 9.5 of this Agreement.

      "Transfer" shall have the meaning set forth in Section 8.1 of this Agreement.

      "Unification" shall mean the purchase by Bekaert of additional shares in United Solar in accordance with the Unification Agreement between Bekaert and United Solar dated of even date hereof.

      "United Solar" shall mean United Solar Systems Corp., a Delaware corporation.

      "United Solar Contributed Assets" shall mean the assets set forth in
Section 3.2 of the Foundation Agreement.

      "United Solar Systems Corp.-Bekaert ECD Solar Systems LLC License Agreement" shall mean the United Solar Systems Corp.- Bekaert ECD Solar Systems LLC License Agreement between the Company and United Solar dated of even date hereof.

                                   Appendix B
                              Membership Interests



Member Name                     Membership Interest      Date
--------------------------      -------------------      --------------
Bekaert Corporation             60%                      April 11, 2000

United Solar Systems Corp.      40%                      April 11, 2000